UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-27082


                             FUISZ TECHNOLOGIES LTD.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                       14555 Avion at Lakeside, Suite 250
                            Chantilly, Virginia 20151
                                 (703) 995-2400
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [x]      Rule 12h-3(b)(1)(ii)   [  ]
         Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)    [  ]
         Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)   [  ]
         Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6             [  ]
         Rule 12h-3(b)(1)(i)        [x]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Fuisz Technologies Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   November 12, 1999           BY: /s/ Stephen Willard
                                        ---------------------------------------
                                        Stephen Willard
                                        General Counsel and
                                        Executive Vice President